POORE BROTHERS' GOODYEAR, ARIZONA
                    MANUFACTURING PLANT SUSTAINS FIRE DAMAGE

     Goodyear, Arizona, October 30, 2000 -- Poore Brothers, Inc. (Nasdaq: SNAK) today announced that a fire in its Goodyear, Arizona manufacturing facility occurred over the weekend. As a result of the fire, production at the facility has been temporarily shut down. The fire caused damage to the roof and equipment utilities over the potato chip processing area of the building. While there was no significant damage to equipment or to the other areas of the building, Poore Brothers is still in the process of determining the full extent of the damage and when production may resume at the facility. Fortunately, only one employee suffered minor injuries as a result of the fire.

     The Company is taking aggressive action to meet the needs of its customers by seeking to identify alternative short-term production sources and making every effort to resume production at the facility as soon as possible. While the fire loss may have a potentially significant adverse impact on fourth quarter results, the Company believes that its property and business interruption insurance and the aggressive actions that the Company is taking will potentially mitigate any such adverse impact.

     Production of the Company's other product lines, including the recently announced T.G.I. Friday's(TM) brand snack chips, as well as Tato Skins(R) brand potato snacks and Pizzarias(R) brand pizza chips will not be impacted by the fire since they are manufactured at the Company's Bluffton, Indiana facility.

     Eric J. Kufel, President and Chief Executive Officer, said, "I want to personally thank the large number of people and businesses who have reached out and lent tremendous support to the Company during a difficult time. While we are first and foremost thankful that no one was seriously hurt, we sincerely appreciate the community's genuine support. We are doing everything possible to keep our "intensely different" potato chips on store shelves during this temporary shutdown."

     Poore Brothers is a rapidly growing manufacturer,  marketer and distributor
of  "intensely  different"  salted  snacks  based  in  Goodyear,   Arizona  with
manufacturing facilities in Goodyear, Arizona and Bluffton, Indiana. The Company's primary emphasis is manufacturing "intensely different" salted snack food items including T.G.I. Friday's(TM) brand snack chips, Poore Brothers(R) brand potato chips, Bob's Texas Style(R) brand potato chips, Boulder Potato
Company(TM)  brand  potato  chips,  Tato  Skins(R)  brand  potato  snacks,   and
Pizzarias(R) brand pizza chips. The Company also manufactures private label potato chips for major retailers in Arizona and California and operates a direct store delivery distribution business in Arizona and a snack food merchandising company in Texas.
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     For further  information  about  Poore  Brothers  or this  release,  please contact Thomas W. Freeze,  Senior Vice President and Chief Financial Officer, at
(623) 932-6200, or logon to http://www.poorebrothers.com.

     Statements contained in this press release that are not historical facts are "forward looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company's prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, general risks related to the food products industry, and such other factors as are described in the Company's filings with the Securities and Exchange Commission.